News Release

For Immediate Release:	For More Information,
March 25, 2013	Contact: Elaine Pozarycki
919-834-3090

First Bank Completes Acquisition of Rockingham

and Southern Pines Branches from Four Oaks Bank

TROY, North Carolina – First Bank, the bank subsidiary of First Bancorp (NASDAQ - FBNC), announces the acquisition of the Rockingham and Southern Pines branches of Four Oaks Bank, which was effective at the close of business last Friday, March 22, 2013. In the transaction, First Bank assumed approximately $58 million in deposits and $17 million in loans. The customer accounts of the Southern Pines branch have been assigned to First Bank’s office located nearby at Pinecrest Plaza, while the Four Oaks Bank branch in Rockingham will continue to be open, now as a branch of First Bank.

Richard Moore, Chief Executive Officer of First Bank, addressed the Four Oaks Bank customers, “We are so pleased to welcome you as valued customers of First Bank. Your account records were successfully converted to our system over the weekend, and you can expect a smooth transition. You can now access your accounts from any of our convenient locations. Thank you for the privilege to serve you.”

Mr. Moore added, “I would also like to welcome the Four Oaks Bank employees who have joined us. Your continued great service to our customers is critical to the success of our bank. Thank you for your dedication.”

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.2 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 98 branches, with 82 branches operating in North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 7 branches in Virginia (Abingdon, Christiansburg, Dublin, Fort Chiswell, Radford, Salem and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has loan production offices in Greenville, North Carolina and Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events.